Exhibit 3.1

CERTIFICATE OF
AMENDMENT TO THE
AMENDED AND RESTATED BY-LAWS OF
PLY GEM HOLDINGS, INC.
May 12, 2015

I, Shawn K. Poe, hereby certify that:
1.I am the Secretary of Ply Gem Holdings, Inc., a Delaware corporation (the “Corporation”).

2.Article 1 of the current Amended and Restated By-laws of the Corporation (the “By-laws”) is hereby amended by inserting the following as Section 1.17, and renumbering the existing Sections 1.17 through 1.37 accordingly:

“1.17 “Lead Director” means the Director, if any, that has been designated by the Board as the Lead Director of the Board.”
3.Section 3.9 of the By-laws is hereby amended and restated in its entirety as follows:

“3.9 Special Meetings. Special meetings of the Board may be held at such times and at such places as may be determined by the Chairman, the Lead Director or the President on at least 24 hours’ notice to each Director given by one of the means specified in Section 3.11 hereof other than by mail, or on at least three days’ notice if given by mail. Special meetings shall be called by the Chairman, President or Secretary in like manner and on like notice on the written request of any two or more Directors.”
4.Article 3 of the By-laws is hereby amended by adding the following section after Section 3.16:

“3.17    Lead Director. The Lead Director, if any, shall exercise such powers and perform such other duties as shall be determined from time to time by the Board and Lead Director.”
5.The foregoing amendments of the By-laws has been duly approved by the Board of Directors of the Corporation as of May 12, 2015.

I hereby declare that the matters set forth in this Certificate are true and correct of my own knowledge.

By: /s/ Shawn K. Poe
Shawn K. Poe, Secretary